Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated September 25, 2025 relating to the financial statements of AfterNext Acquisition I Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

January 20, 2026